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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                          SEC FILE NO. 333-45355


                            IGEN INTERNATIONAL, INC.

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 8, 1998
                                       to
                         Prospectus Dated April 15, 1998

     This document is a supplement to the prospectus of IGEN International, Inc., dated April 15, 1998. The purpose of this supplement is to update information in the prospectus about the offering of up to 5,202,004 shares of IGEN's common stock by selling securityholders. This supplement should be read only with the prospectus.

     This supplement replaces the Selling Securityholder table on pages 13-14 in the prospectus. The changes in the new table include adding new selling securityholders, deleting holders who no longer own the securities, and updating the amounts of securities that may be sold in the offering or may be held after the offering. The new table is updated as of October 20, 1998.

     Finally, the first sentence of the second paragraph under the heading "SELLING SECURITYHOLDERS" on page 12 of the prospectus is revised by replacing "December 31, 1997" with "October 20, 1998." The table and footnotes set forth on pages 13 and 14 of the Prospectus are deleted and replaced with the following:


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


                                                                                                     Number of          Percentage
                                                             Number of           Number of            Shares         of Shares Owned
                                                           Shares Owned        Shares Which         Owned after           After
                                                             Prior to         May Be Sold in        Completion         Completion
Selling Stockholder                                         Offering(1)      this Offering(2)     of Offering(3)     of Offering(4)
-------------------                                         -----------      ----------------     --------------     --------------
The Robertson Stephens Black Bear Fund, I, L.P.........       381,686           235,443               146,243             *
The Robertson Stephens Black Bear Fund, II, L.P........        42,957            30,900                12,057             *
The Robertson Stephens Black Bear Offshore
    Fund, L.P..........................................       164,284            63,984               100,300             *
The Robertson Stephens Black Bear Pacific
    Master Fund Unit Trust.............................        60,613            33,813                26,800             *
Credit Suisse First Boston Corporation.................       307,402           208,080                99,322             *
Permal Noscal, Ltd.....................................       312,121           312,121                     0             *
Zaxis Partners, L.P....................................        39,015            39,015                     0             *
Sidney Kimmel..........................................        25,490            25,490                     0             *
Pollat, Evans & Co. Inc................................         8,844             8,844                     0             *
Quadra Appreciation Fund, Inc..........................         3,641             3,641                     0             *
Peter W. Branagh & Ramona Y. Branagh Trustee
    for the Peter W. Branagh & Ramona Y. Branagh
    Revocable Trust, dated March 8, 1993...............         1,040             1,040                     0             *
KA Trading L.P.........................................        62,423            62,423                     0             *
KA Management Limited..................................       145,656           145,656                     0             *
Putnam Health Sciences Trust...........................       416,161           416,161                     0             *
Porter Partners, L.P...................................       167,331           130,051                37,280             *
EDJ Limited............................................        32,130            26,010                 6,120             *
White Rock Capital Offshore, Ltd.......................       373,424            62,424               311,000             2.03%
Quantum Partners LDC...................................       928,600           260,100               668,500             4.36%
Collins Capital Diversified Fund, L.P..................        92,116            41,616                50,500             *
White Rock Capital Partners, L.P.......................       233,040           104,040               129,000             *
Prism Partners I.......................................       156,060           156,060                     0             *
GPZ Trading............................................        52,020            52,020                     0             *
Triton Capital Investments.............................        78,030            78,030                     0             *
JMG Capital Partners, L.P..............................        78,030            78,030                     0             *
Manuel Dupkin II.......................................        23,409            23,409                     0             *
Stanford Z. Rothschild, Jr. T/U/D 15 Years.............         2,601             2,601                     0             *
TOTAL..................................................                                             1,587,122

(1) The number of shares of Common Stock owned by each Selling Securityholder prior to the Offering includes the shares which may be sold in this Offering, together with all other shares of Common Stock owned by each such Selling Securityholder on October 20, 1998.

(2) The number of shares of each Selling Securityholder is based on the conversion of the Series B Convertible Preferred Stock owned by such Selling Securityholder on October 20, 1998 and the payment of dividends in the form of shares by the Company for the full term of the Series B Convertible Preferred Stock at a rate of $13.96 per Share of Common Stock. The actual rate of conversion and dividend payment may vary in accordance with the terms and conditions of the Series B Convertible Preferred Stock.

(3) The number of shares of Common Stock owned by each Selling Securityholder after completion of the Offering assumes that each Selling Securityholder sells all of the shares being offered pursuant to this Registration Statement and that no other shares are bought or sold.

(4) The percentage of shares of Common Stock owned by each Selling Securityholder after completion of the Offering is based on the number of shares of Common Stock owned after completion of the Offering, as set forth in the third column, divided by 15,319,937, which was the number of shares of Common Stock issued and outstanding on October 20, 1998.


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(*)   Indicates less than one percent (1%).